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                                                                    Exhibit 99.7


CONTACT:  Liz Merritt, Rural/Metro Corporation
          (480) 606-3337

          Morgen-Walke Associates
          Investor Relations
          Jim Byers, (415) 439-4504
          Doug Sherk, (415) 439-4535
          Media Relations
          Christopher Katis, (415) 439-4518

                              FOR IMMEDIATE RELEASE


RURAL/METRO CORPORATION RECEIVES NEW BANK WAIVER EXTENSION


         SCOTTSDALE, ARIZ. (Aug. 2, 2001) - Rural/Metro Corporation (Nasdaq:
RURL), a national leader in ambulance transportation and fire protection services, announced today that it has agreed to a new waiver of covenant compliance under its $150 million revolving credit facility through December 3, 2001.

         During the waiver period, the Company will provide an additional $1.25 million in principal to further reduce its bank debt, as well as regular monthly interest at prime plus 0.25 percent. The Company will continue to accrue an additional 2 percent deferred interest on an annualized basis. Remaining terms are substantially unchanged from the prior waiver.

         Jack Brucker, President and Chief Executive Officer, said, "We are pleased to reach agreement on a waiver extension under our current revolving credit facility, and at the same time we continue to reduce the outstanding principal through periodic payments. We appreciate our bank group's cooperation as we implement long-term strategies to strengthen the Company and build business for the future. We remain committed to vigorously pursuing a permanent resolution."

         To date, the Company has paid $3.9 million in principal on its revolving credit facility, bringing the outstanding balance to $143.0 million plus $6.5 million in letters of credit.

         Brucker continued, "This waiver has no effect on the Company's day-to-day operations as we forge ahead toward a long-term resolution. As always, Rural/Metro will continue to provide the highest levels of fire protection and ambulance transportation services to its customers and actively pursue targeted new contract opportunities."
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         Rural/Metro Corporation provides mobile healthcare services, including emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States and Latin America.

         Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the Company's ability to execute definitive waiver agreements, negotiate a long-term solution for its revolving credit facility, improve operating margins, win new business, and other factors and risks disclosed from time to time in the Company's SEC reports and filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.